Exhibit 99.2

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is entered into on September 14, 2012 and is made by and between:

(1)	SkyPeople International Holdings Group Limited, an exempted company with limited liability established under the laws of Cayman Islands (“SkyPeople Cayman”), and Golden Dawn International Limited, a company established under the laws of the British Virgin Islands (“Golden Dawn”) and a wholly-owned subsidiary of SkyPeople Cayman; and

(2)	Hongke XUE, a citizen of the People’s Republic of China with a PRC identification card number of 610323197307300558 (“HK Xue”), Yongke XUE, a citizen of the People’s Republic of China with a PRC identification card number of 610104196609281618 (“YK Xue”), V.X. Fortune Capital Limited, a company established under the laws of the British Virgin Islands (“VX”) and Kingline International Limited, a company established under the laws of the British Virgin Islands (“Kingline”).

SkyPeople Cayman and Golden Dawn are collectively referred to herein as the “SkyPeople Parties”

HK Xue, YK Xue, VX and Kingline are collectively referred to herein as the “Xue Parties”

SkyPeople Cayman, Golden Dawn, HK Xue, YK Xue, VX and Kingline are collectively referred to herein as the “Parties” and each a “Party”.

WHEREAS:

1.

SkyPeople Fruit Juice, Inc. (the “Company”) is a company established under the laws of the State of Florida with its principal office located at 16F, China Development Bank Tower, No. 2, Gaoxin 1st Road, Xi’an, People’s Republic of China 710075;

2.	The Company is listed on NASDAQ. As of August 28, 2012, a total of 26,508,068 shares of the Company’s common stock are considered to be outstanding, with a par value of $0.001 each (“Company Shares”). HK Xue legally and beneficially owns 11,736,626 Company Shares and YK Xue legally and beneficially owns 171,935 Company Shares (collectively, the “Company Exchange Shares”), representing 44.92% of the issued and outstanding common stock of the Company;

3.	SkyPeople Cayman has a total authorized share capital of $1,000,000,000 divided into 1,000,000,000 shares, with a par value of $1.00 each (“Cayman Shares”); and

4.	SkyPeople Cayman desires to acquire 11,736,626 Company Shares from HK Xue and 171,935 Company Shares from YK Xue in exchange solely for an aggregate of 83,896 Cayman Shares (“Cayman Exchange Shares”), subject to the terms and conditions of this Agreement.

IT IS AGREED as follows:

1.	SHARE EXCHANGE

On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, HK Xue and YK Xue shall sell, assign, transfer, convey and deliver their respective Company Exchange Shares, free and clear of any and all liens, pledges or other encumbrances, limitations or restrictions (including any restrictions on the right to vote, sell or otherwise dispose of such Company Shares, “Encumbrances”), to Golden Dawn, a wholly-owned subsidiary of SkyPeople Cayman, and Golden Dawn shall accept the Company Exchange Shares from HK Xue and YK Xue in exchange for the issuance to each of VX and Kingline such number of Cayman Exchange Shares as set forth in the following table:

Name of entity	Number of Cayman Exchange Shares
VX	75,386
Kingline	8,510

Total	83,896

2.	CLOSING

2.1	The Share Exchange shall take place on September 14, 2012 or such other date as the Parties may mutually agree in writing (the “Closing Date”), at the offices of O’Melveny & Myers, AIA Central, 31st Floor, No. 1 Connaught Road Central, Hong Kong, or at such other locations or remotely by facsimile transmission or other electronic means as the Parties may mutually agree (the “Closing”).

2.2	On the Closing Date, HK Xue and YK Xue shall deliver to Golden Dawn the stock certificates representing the Company Exchange Shares, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank, and any other documents that are reasonably necessary to transfer title to the the Company Exchange Shares. In full consideration and exchange for the Company Exchange Shares, SkyPeople Cayman shall issue the number of Cayman Exchange Shares to each of VX and Kingline as set forth in Section 1 herein.

3.	REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of all Parties

The Xue Parties represent and warrant to the SkyPeople Parties, and the SkyPeople Parties represent and warrant to the Xue Parties, as of the date hereof, as follows:

(a)	Due Incorporation. If it is an entity, it is a duly organized and validly existing company under the laws of the jurisdiction of its incorporation.

(b)	Authority; Consent; Enforceability. It has all requisite power and authority to enter into and perform its obligations under this Agreement. It is not required to obtain any other consent, permit, approval, registration or waiver necessary for consummation of the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered and constitutes the legal, valid and binding obligation of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency or other similar laws of general application affecting creditors’ rights and general principles of equity.

(c)	Non-contravention. Its execution, delivery and performance of this Agreement will not result in a breach of any provision of its constitutional documents (if not a natural person), any agreement to which it is or may become a party, or any order, judgment or decree of any court or governmental authority binding on it.

(d)	No Insolvency. No insolvency proceedings have been commenced in respect of it in any jurisdiction. No administrator or any receiver or manager or analogous individual has been appointed by any person in respect of it (or her) or any of its assets and, so far as it is aware, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed.

(e)	No Registration. Assuming the accuracy of the representations and warranties made by the other parties, no registration under the United States Securities Act of 1933, as amended (the “Securities Act”) is required for the Share Exchange in the manner contemplated herein.

(f)	No Finder’s Fees. No person or entity is entitled to any finder’s fees in connection with the transactions contemplated by this Agreement based upon arrangements made by it or any of its affiliates.

3.2	Representations and Warranties by HK Xue and YK Xue

Each of HK Xue and YK Xue represents and warrants to the SkyPeople Parties that, as of the date hereof:

(a)	Ownership. It is the sole and exclusive record and beneficial owner of its portion of the Company Exchange Shares, as set forth in the recitals to this Agreement, free and clear of all Encumbrances. The Company Exchange Shares have been duly authorized and validly issued. Delivery of such Company Exchange Shares against the delivery of the Cayman Exchange Shares by SkyPeople Cayman pursuant to this Agreement on the Closing Date will pass valid title to such Company Exchange Shares to Golden Dawn, free and clear of all Encumbrances.

(b)	No Direct Selling Efforts. None of it, its affiliates, or any person or entity acting on its behalf has (other than the SkyPeople Parties or persons acting on its behalf, as to whom HK Xue and YK Xue make no representation), directly or indirectly, made offers or sales of any security, or solicited offers to buy, sell or offer to sell or otherwise negotiate in respect of, in the United States or to any United States citizen or resident, any security which is or would be integrated with the Share Exchange in a manner or under circumstances that would require the registration of the Share Exchange under the Securities Act. Subject to the accuracy of SkyPeople Parties’ representations herein, the Share Exchange hereunder is exempted from the registration requirements of the United States federal and state securities laws.

3.3	Representations and Warranties by SkyPeople Parties

Each of the SkyPeople Parties represent and warrant to the Xue Parties as of the date hereof that:

(a)	It is a newly formed corporation which has not conducted any operations and has no liabilities and/or guarantee obligations other than its obligations under this Agreement and those incidental to its formation.

(b)	Accredited Investor. It is an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect.

(c)	Reliance on Exemptions. It understands that the Company Exchange Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Xue Parties are relying in part upon the truth and accuracy of, and the SkyPeople Parties’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of the SkyPeople Parties set forth herein in order to determine the availability of such exemptions and the eligibility of the SkyPeople Parties to acquire the Company Exchange Shares.

(d)	Investment Intent. The Company Exchange Shares to be acquired by the SkyPeople Parties will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the SkyPeople Parties have no present intention of selling, granting any participation in, or otherwise distributing the same. The SkyPeople Parties do not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Company Exchange Shares.

(e)	Restricted Shares. The SkyPeople Parties acknowledges that the Company Exchange Shares are “restricted securities” as defined in Rule 144 under the Securities Act. The SkyPeople Parties understand that the Company Exchange Shares shall bear a restrictive legend unless such Company Exchange Shares are sold pursuant to a registration statement that has been declared effective under the Securities Act (and which continues to be effective at the time of such transfer) or pursuant to Rule 144 under the Securities Act or any similar provision then in effect.

3.4	Representations and Warranties by SkyPeople Cayman

(a)	The authorized capital of SkyPeople Cayman consists, immediately prior to the Closing, of 1,000,000,000 Cayman Shares, par value $1.00 per share, 50,000 shares of which are issued and outstanding immediately prior to the Closing. All of the outstanding common shares of SkyPeople Cayman have been duly authorized, are fully paid and nonassessable and were issued in compliance with the laws of the Cayman Islands and all applicable federal and state securities laws.

(b)	At the Closing, SkyPeople Cayman will have reserved and available, free from preemptive rights, the aggregate number of Cayman Shares issuable upon the Closing out of its authorized but unissued common shares solely for the purpose of providing for the Share Exchange contemplated herein.

4.	CONFIDENTIALITY

Each of the Parties agrees to keep the existence and terms and conditions of this Agreement and the transaction contemplated hereby confidential, and will not disclose any foregoing information to any third party without consent of the other Party, except as legally required (including disclosure required in accordance with rules of any stock exchange where the Company Shares are listed) or to any representative or affiliate who is bound by a similar obligation of confidentiality.

5.	FURTHER ASSURANCES

Each of the parties hereto agrees on behalf of itself and its assigns or successors in interest that it will, without further consideration, upon reasonable request, execute, acknowledge and deliver such other documents and take such further actions as reasonably may be necessary to consummate the Share Exchange pursuant to the terms of this Agreement.

6.	NO THIRD PARTY BENEFICIARIES

This Agreement shall not confer any rights or remedies upon any person other than the parties named herein and their respective successors.

7.	SUCCESSION AND ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign this Agreement or any of such party’s rights, interests or obligations hereunder without the prior approval of the other party hereto.

8.	ENTIRE AGREEMENT

This Agreement constitutes the whole agreement between the Parties and supersedes any previous agreements, arrangements or understandings between them relating to the subject matter hereof. To the fullest extent permitted by law, unless otherwise expressly provided for herein, no supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

9.	SEVERABILITY

In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party hereto.

10.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different parties hereto or thereto on separate counterparts each of which, when executed and delivered, shall constitute an original, but all the counterparts shall together constitute but one and the same instrument.

11.	GOVERNING LAW AND ARBITRATION

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to any conflicts of law principles thereof.

Any dispute, controversy or claim arising out of or relating to this Agreement, including the validity, invalidity, breach or termination thereof (the “Dispute”), shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with these Rules. There shall be one arbitrator. The arbitration proceedings shall be conducted in English. Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the Tribunal. Judgment upon any award made by the tribunal may be entered in any court having jurisdiction thereof.

[Signature Page Follows]

IN WITNESS whereof this Agreement has been executed on the day and year first above written.

Hongke Xue

/s/ Hongke Xue
Name:	Hongke Xue

Yongke Xue

/s/ Yongke Xue
Name:	Yongke Xue

V.X. Fortune Capital Limited

/s/ Yongke Xue
Name:	Yongke Xue
Title:	Sole Director

Kingline International Limited

/s/ Hongke Xue
Name:	Hongke Xue
Title:	Sole Director

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

SkyPeople International Holdings Group Limited

/s/ Yongke Xue
Name:	Yongke Xue
Title:	Sole Director

Golden Dawn International Limited

/s/ Yongke Xue
Name:	Yongke Xue
Title:	Sole Director

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]